DREYFUS INSTITUTIONAL RESERVES FUNDS

CERTIFICATE OF Amendment

Conversion and Termination of Classes of Shares
of Beneficial Interest

The undersigned, being a Vice President and Assistant Secretary of Dreyfus Institutional Reserves Funds, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Trust's Agreement and Declaration of Trust dated January 10, 2008 (the "Declaration of Trust") and by the affirmative vote of a majority of the Trustees at a meeting duly called, the Trust's Board of Trustees converted and terminated the offering of two existing classes of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of each of Dreyfus Institutional Preferred Government Money Market Fund and Dreyfus Institutional Treasury and Agency Cash Advantage Fund, each a series of the Trust (each, a "Fund"), as follows:

1.      All "Agency" shares of each Fund were converted into "Hamilton" shares of such Fund and each terminated as a separate class of Shares.

2.      All "Classic" shares of each Fund were converted into "Premier" shares of such Fund and each terminated as a separate class of Shares.

3.      The existing Shares of each Fund continue to be designated as "Hamilton" shares, "Institutional" shares and "Premier" shares of such Fund.

4.      Hamilton shares, Institutional shares and Premier shares of each Fund shall continue to be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

5.      The purchase price of Hamilton shares, Institutional shares and Premier shares of each Fund, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on September 8, 2017.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 27 day of July, 2017.

DREYFUS INSTITUTIONAL RESERVES FUNDS

By:  /s/ Jeff Prusnofsky

Name:  Jeff Prusnofsky

Title:    Vice President and Assistant Secretary

STATE OF NEW YORK       )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 27 day of July, 2017, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President and Assistant Secretary of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Gina M. Gomes

Notary Public